NEWS RELEASE


SYNERGEN, INC.
1885 33rd Street
Contact: Susan Eustes
Boulder, Colorado  80301
(303) 938-6242
(303) 938-6200


FOR IMMEDIATE RELEASE


            SYNERGEN REDUCES WORKFORCE BY 60 PERCENT


BOULDER, CO -- August 1, 1994 -- Synergen, Inc. (Nasdaq:SYGN) announced that, effective today, 60 percent of its workforce is terminated.

The reduction in staff comes two weeks after the Company announced that it stopped its follow-up Phase III clinical trial of ANTRILtm (anakinra) for severe sepsis because an interim analysis of the data showed a lack of efficacy of the product for that indication. The reduction in staff and the elimination of some operations and development activities are being taken to conserve cash and permit continued development of Synergen's priority projects.
Synergen's LakeCentre manufacturing plant in Boulder is being closed. The Company will also evaluate strategic alternatives for its operations.

Synergen is terminating approximately 375 positions, 340 of which are from Boulder. The remaining 35 positions being terminated are located in Europe and Japan. Synergen is closing its Japan office and will maintain a clinical group in Europe to oversee the conduct of a Phase II clinical trial of the Company's interleukin-1 receptor antagonist
(IL-1ra) for rheumatoid arthritis.

With a staff of about 250, the Company will retain its capabilities in discovery research, clinical development through the Phase II stage, and process development and manufacturing. In addition to the Phase II clinical trial of IL-1ra for rheumatoid arthritis, the Company is currently conducting a Phase I clinical trial of tumor necrosis factor binding protein (TNFbp) for inflammatory diseases and, through a neuroscience joint venture with Syntex (U.S.A.) Inc., a Phase II/III clinical trial of ciliary neurotrophic factor (CNTF) for amyotrophic lateral sclerosis (ALS or Lou Gehrig's disease). Synergen also will continue preclinical development of glial derived neurotrophic factor (GDNF) for Parkinson's disease.

Gregory B. Abbott, president and chief executive officer, said, "We are following through on our commitment to restructure Synergen's operations. We regret deeply the necessity of these actions; however, it was imperative that we reduce our staff and operations to allow the Company adequate resources to continue to assess the clinical prospects of our other lead products and move earlier stage discovery research farther along in development."

Synergen ended its second quarter on June 30, 1994 with approximately $135 million in cash. The Company expects to substantially reduce its expenditures after recognition of certain restructuring charges reflecting severance packages and reductions in operations and asset valuations.

Synergen is a biopharmaceutical Company in Boulder, Colorado engaged in the discovery, development and production of protein-based pharmaceuticals. The Company's research is targeted at products for inflammatory and neurological diseases.